                                   Exhibit 21

                    Subsidiaries of R. G. Barry Corporation

                    SUBSIDIARIES OF R. G. BARRY CORPORATION


                                   State or Other Jurisdiction
                                       of Incorporation or
Name                                        Organization
---------------------------------  ---------------------------
R. G. Barry International, Inc.              Ohio
Barry De Mexico, S.A., DE C.V.               Mexico
R. G. B., Inc.                               Ohio
Barry De Acuna, S.A., DE C.V.                Mexico
Barry Juarez, S.A., DE C.V.                  Mexico
Barry De Zacatecas, S.A., DE C.V.            Mexico
Vesture Corporation                          North Carolina